Exhibit 99.2

All Staff Email

Good morning, Accelerators,

At Acceleron, we have all committed to our mission to accelerate the discovery, development, and commercialization of innovative medicines to transform patients’ lives.

Together, we have achieved remarkable milestones—from advancing an Acceleron-discovered molecule from the lab to successful commercialization of REBLOZYL in the US, Europe, and Canada, to launching a robust Phase 3 development plan for sotatercept in pulmonary arterial hypertension, to expanding our footprint in rare pulmonary disease with sotatercept in pulmonary hypertension and ACE-1334 in SSc-ILD. Notably, all of our medicines and therapeutic candidates have stemmed from our focused in-house research and development expertise in the TGF-beta superfamily of biology.

Today, I’m excited to share with you all another transformational milestone for our company: This morning we announced that we have entered into a definitive agreement with Merck to be acquired for $180 per share, representing a total equity value of approximately $11.5 billion. This transaction represents the single largest acquisition in the biopharmaceutical industry this year.

This deal is a testament to the unique company we have built upon a strong foundation of innovation, people, and culture, to transform the lives of patients with rare diseases. Every single Accelerator has contributed to the extraordinary success and phenomenal growth we have experienced as an organization and of this we should be extremely proud.

Together, we have created significant value for all of our key stakeholders, which Merck recognizes. We believe that Merck is well positioned to execute seamlessly on the full potential of our entire clinical pipeline and research platform to bring our novel TGF-beta superfamily-based medicines to patients around the globe.

Importantly, Merck has a long legacy and expertise in discovering and developing treatments for cardiovascular disease. Merck is partnered with Bayer on the commercialization of Adempas for some patients with PAH and chronic thromboembolic pulmonary hypertension and recently launched Verquvo in certain types of heart-failure. Merck also has an emerging pipeline of candidates in development, including an inhaled SGc stimulator for PAH and a Factor XI inhibitor targeted at end-stage renal disease patients at risk of thrombosis. Sotatercept will be very complementary to these efforts.

I’ve attached this morning’s public announcement for your reference. Until the closing of the transaction, which is subject to certain customary closing conditions and is expected to occur before the end of 2021, we will be operating as a separate, independent company. It is imperative that all of us remain focused on our mission and TEAM-ACE values as we continue to work together to achieve our goals.

We will hold a town hall meeting this morning at 9:00 a.m. ET to discuss the transaction and answer as many of your questions as we’re able at this time. This session will be followed by smaller group meetings. As always, we are committed to being as transparent with you as possible; however, please understand that we are in the beginning stages of this transaction and may not yet be able to address every matter in question.

Today’s announcement may generate interest from the press or other external parties. If you receive any inquiries related to the transaction, please do not respond. Instead, forward them to a member of senior management. Please also be mindful that we are in a period of restricted communications for the time being. Although the deal has been announced publicly, you should not comment, share, or post anything on social media regarding the news, including from our corporate accounts, and should not have any written communications about the transaction (including emails or chats) unless directed to do so by senior management.

I look forward to speaking with you all this morning, celebrating this milestone for Acceleron, and answering the questions we can at this time.

Sincerely,

Habib

Important Information About the Offer

The tender offer for the outstanding shares of Acceleron common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Merck Sharp & Dohme Corp. (“Merck”) and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Merck and its acquisition subsidiary will file a tender offer statement on Schedule TO, and thereafter Acceleron will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ACCELERON’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ACCELERON’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Acceleron’s stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Merck at 2000 Galloping Hill Road, Kenilworth, N.J., 07033 or (908) 423-1000 or on Acceleron’s website at www.acceleronpharma.com or by contacting Acceleron at 128 Sidney Street, Cambridge, MA 02139 or (617) 649-9200.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Merck’s and Acceleron’s management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Merck and Acceleron, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among other things, risks related to Merck’s and Acceleron’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Merck’s shares could decline, as well as other risks related to Merck’s and Acceleron’s respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the U.S. Food and Drug Administration, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, the future approval and commercial success of therapeutic alternatives, Merck’s ability to benefit from external growth opportunities and to complete related transactions and/or obtain regulatory clearances, risks associated with Merck’s and Acceleron’s intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, Acceleron’s or its collaboration partner, Bristol Myers Squibb’s (“BMS”), inability to successfully complete the clinical development of Acceleron’s compounds, or that Acceleron or BMS may be delayed in initiating, enrolling or completing any clinical trials, and that Acceleron’s compounds may not receive regulatory approval or become commercially successful products and the impact that COVID-19 will have on Merck and Acceleron and their respective customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on Merck’s and Acceleron’s employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact Merck and Acceleron. This situation is changing rapidly and additional impacts may arise of which Merck and Acceleron are not currently aware and may exacerbate other previously identified risks. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on the companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the U.S. Securities and Exchange Commission (the “SEC”) made by Merck & Co., Inc. and Acceleron, including those listed under “Risk Factors” in Merck & Co., Inc.’s annual report on Form 10-K for the fiscal year ended December 31, 2020 and quarterly reports on Form 10-Q and Acceleron’s annual report on Form 10-K for the fiscal year ended December 31, 2020, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Merck and Acceleron do not undertake any obligation to update or revise any forward-looking information or statements.

Additional Information

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Merck & Co., Inc. files annual, quarterly and special reports and other information with the SEC and Acceleron files annual, quarterly and special reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.